Exhibit 99.1

Date:	October 25, 2005

Contacts:	Robert J. Costantino
Executive Vice President
Chief Financial Officer
Investor Relations
Phone: (949) 727-1002

Caren Roberson
Director Marketing Communications
Media Relations
Phone: (949) 753-3711

Email:	Investor_Relations@WestcorpInc.com
Westcorp Reports Record Third Quarter Net Income
•	Third quarter net income increased 22% to a record $67 million

•	Earnings per share increased 21% to a record $1.26 per share

•	Contract originations grew 15% to $2.1 billion
Irvine, CA: Westcorp (NYSE:WES) reported that net income increased 22% to a record $66.5 million for the three months ended September 30, 2005 compared with $54.7 million for the same period a year ago. Earnings per diluted share increased 21% to a record $1.26 for the three months ended September 30, 2005 compared with $1.04 per diluted share for the same period a year earlier. For the nine months ended September 30, 2005, net income increased 26% to a record $193 million compared with $152 million for the same period a year earlier. Earnings per diluted share rose 26% to a record $3.65 for the nine months ended September 30, 2005 compared with $2.90 for the same period a year ago.
“Our record third quarter performance reflects our sustained growth in auto originations and the strength of our business model,” said Tom Wolfe, President of Westcorp. “We continue to experience double digit origination growth across the country. Additionally, our superior credit performance is the result of our ongoing commitment to credit quality and operational excellence.”
Annualized credit loss experience improved 70 basis points to 1.25% of average managed automobile contracts for the third quarter compared with 1.95% for the same period a year earlier. For the nine months ended September 30, 2005, credit loss experience improved 63 basis points to 1.35% compared with 1.98% for the same period a year earlier. The improvement in credit loss experience reflects a 15% decrease in the annualized default rate for the quarter to 3.9% compared with 4.6% a year ago. In addition, the total recovery rate improved 20% to 74% for the quarter compared to 62% a year ago. This rate includes both the average realization on the collateral sold of 53%, up from 49% a year ago, and the deficiency balance recoveries of 21%, up from 13% a year ago. The increase in the deficiency balance recoveries was due primarily to the recognition of $7.3 million in sales tax refunds on charged off accounts due to a favorable tax authority ruling. Of the $7.3 million, $6.4 million relates to prior quarters. The amount that relates to prior quarters reduced the credit loss experience for the quarter by 20 basis points. The percentage of outstanding automobile contracts 30 days or more delinquent improved 9 basis points to 2.15% at September 30, 2005 compared with 2.24% a year ago.
The provision for credit losses decreased to $40.2 million for the three months ended September 30, 2005, compared with $60.3 million for the same period a year earlier due to lower chargeoff experience, including the effect of sales tax refunds recognized during the quarter. For the nine months ended September 30, 2005, the provision for credit losses decreased to $127 million compared with $174 million for the same period a year ago. At September 30, 2005, the allowance for credit losses totaled $320 million or 2.4% of loans receivable compared with $315 million or 2.6% at December 31, 2004.
Automobile contract purchases totaled $2.1 billion for the third quarter of 2005, a 15% increase from the same period a year earlier. For the nine months ended September 30, 2005, automobile contract purchases totaled $5.9 billion, a 16% increase compared with $5.1 billion a year ago. As a result of higher contract originations, the Company’s portfolio of managed automobile contracts grew 11% to $12.7 billion at September 30, 2005, up from $11.4 billion a year earlier. Total average interest earning assets increased $1.7 billion to $16.9 billion for the third quarter, up from $15.2 billion for the same period a year ago. As a result, net interest income grew 10% to $226 million for the third quarter compared with $206 million for the same period a year earlier. Net interest margin was 4.91% for the third quarter compared with 5.02% for the same period a year ago. For the nine months ended September 30, 2005, net interest income grew 10% to $657 million compared with $598 million for the same period a year earlier. Net interest margin was 5.05% for the nine months ended September 30, 2005 compared with 5.02% for the same period a year ago.
Noninterest income decreased $10.2 million to $19.8 million for the three months ended September 30, 2005 compared with $30.0 million for the same period a year earlier. For the nine months ended September 30, 2005, noninterest income decreased $27.6 million to $58.7 million compared with $86.3 million for the same period a year ago. Noninterest income was reduced by $18.1 million and $49.3 million of loan origination fees that were deferred during the three and nine months ended September 30, 2005, respectively. Noninterest expense increased to $78.0 million or 32% of total revenues for the third quarter compared with $74.9 million or 32% of total revenues for the same period a year earlier. For the nine months ended September 30, 2005, noninterest expense increased to $225 million or 31% of total revenues compared with $220 million or 32% of total revenues a year ago. Included in noninterest expense is $6.6 million of transaction expenses related to the previously proposed merger of WFS Financial into Western Financial Bank as part of the acquisition of the minority interest in WFS Financial and the recently announced merger agreement entered into among Wachovia, Western Financial Bank, WFS Financial and the Company. Noninterest expense was reduced by $7.3 million and $20.7 million of direct origination costs that were deferred during the three and nine months ended September 30, 2005, respectively. Historically, the Company performed analysis on the fees and direct costs related to its origination of automobile loans and elected not to defer and amortize such amounts as the net effect was not material to its financial statements in accordance with Statement of Financial Accounting Standard No. 91 and SEC Staff Accounting Bulletin No. 99. Due to continuing improvements in operating efficiencies and the higher amount of documentation fees earned, the difference between the amount of fees received and the direct costs incurred has gradually increased. The Company decided to defer and amortize these amounts to interest income prospectively beginning in the first quarter of this year.
The Company continued to maintain a favorable deposit mix in 2005, consistent with its shift from certificates of deposit to lower cost demand deposit and money market accounts. Total demand deposit and money market accounts increased $150 million, or 11%, to $1.51 billion at September 30, 2005 compared with $1.36 billion a year ago and represented 65% of total deposits. The weighted average interest cost of deposits (excluding the effects of hedging) increased to 2.49% for the third quarter compared with 1.44% for the same period a year earlier.
The Company issued $2.7 billion of automobile receivable asset-backed securities during the quarter in its largest transaction to date. The Company continues to be the largest non-captive issuer of automobile asset-backed securities in the U.S. having issued a total of $46 billion of such securities in 68 transactions to date.
As provided in the merger agreement entered into among Wachovia, Westcorp, Western Financial Bank and WFS Financial Inc as of September 12, 2005, the Company is permitted to continue to pay regular quarterly dividends prior to completion of the Westcorp merger, so long as such dividends are at a rate that is no greater than the rate paid by it during the second quarter of 2005. The declaration of any future dividends will be made by the Board of Directors in its discretion, and will be coordinated with Wachovia in an effort to ensure that Westcorp shareholders will not receive two dividends, or fail to receive one dividend (to the extent that a dividend is declared), for any quarter with respect to shares of Westcorp common stock and any shares of Wachovia common stock that Westcorp shareholders will receive in connection with the merger.
The Company reaffirms its previous earnings guidance of around $250 million to $255 million, or roughly $4.75 to $4.85 per share for the year ended December 31, 2005. The Company expects to recognize additional transaction related expenses associated with the proposed merger with Wachovia through the consummation of the transaction.
Due to the pending merger with Wachovia, there will be no scheduled investor conference call to discuss the third quarter results.
Westcorp is a financial services holding company whose principal subsidiaries are WFS Financial Inc and Western Financial Bank. Westcorp is a publicly owned company whose common stock is traded on the New York Stock Exchange under the symbol WES. Information about Westcorp can be found at its web site at http://www.westcorpinc.com.
Westcorp, through its subsidiary, WFS Financial, is one of the nation’s largest independent automobile finance companies. WFS Financial specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. WFS Financial is a publicly owned company whose common stock is traded on the Nasdaq under the symbol WFSI. Information about WFS Financial can be found at its web site at http://www.wfsfinancial.com.
Westcorp, through its subsidiary, Western Financial Bank, operates retail bank branches and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its web site at http://www.wfb.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. Forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases, including references to assumptions. Forward-looking statements in this press release relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. In addition, these statements relate to the Company’s future prospects, developments and business strategies and include information regarding the Company’s improved credit quality trends and higher automobile origination growth. In addition, forward-looking statements include statements regarding the proposed merger with Wachovia, and the future payment of dividends.
These statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements. In particular, there can be no assurances that improved credit quality trends or origination growth identified in this press release will continue in future periods.
The following factors are among those that may cause actual results to differ materially from the forward-looking statements: changes in general economic and business conditions; interest rate fluctuations, including the effect of hedging activities; the Company’s financial condition and liquidity, as well as future cash flow and earnings and the level of operating expenses; competition; the effect, interpretation, or application of new or existing laws, regulations, court decisions and significant litigation; the exercise of discretionary authority by regulatory agencies; a decision to change the Company’s corporate structure; the availability of sources of funding; and the level of chargeoffs on the automobile contracts that the Company originates. In addition, the Company can provide no assurances that the merger with Wachovia will close when expected, if at all. The merger of the Company and Wachovia is subject to the requisite approval of the Company’s shareholders, and the merger of WFS Financial and Wachovia is subject to the requisite approval of WFS Financial’s shareholders (including the approval of a majority of shares of WFS Financial common stock represented and voting at the WFS shareholder meeting, excluding shares of WFS Financial common stock held by the Company and its affiliates). Additionally, each of the mergers are subject to receipt of requisite regulatory approvals, including the approval of applicable federal and state banking regulators, receipt of tax opinions and other closing conditions. The Company can also provide no assurances that any future dividends will be declared by the Company’s board of directors.
A further list of these risks, uncertainties and other matters can be found in the Company’s filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those expected, estimated or projected. The information contained in this press release is as of October 25, 2005. The Company assumes no obligation to update any forward-looking statements to reflect future events or circumstances.

WESTCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Dollars in thousands, except per share amounts)
Interest income:
Loans, including fees	$327,638	$291,796	$937,182	$863,989
Mortgage-backed securities	27,368	25,828	82,020	72,666
Investment securities	1,798	1,173	4,146	3,354
Other	8,418	2,441	18,628	5,871

TOTAL INTEREST INCOME	365,222	321,238	1,041,976	945,880
Interest expense:
Deposits	21,110	15,101	59,099	42,291
Notes payable on automobile secured financing	101,587	89,869	282,114	272,678
Other	16,262	10,030	43,323	33,102

TOTAL INTEREST EXPENSE	138,959	115,000	384,536	348,071

NET INTEREST INCOME	226,263	206,238	657,440	597,809
Provision for credit losses	40,188	60,337	126,865	174,171

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	186,075	145,901	530,575	423,638
Noninterest income:
Automobile lending	15,498	26,830	45,538	77,646
Insurance income	3,020	2,264	7,215	5,778
Mortgage banking	82	64	259	548
Other	1,246	869	5,701	2,300

TOTAL NONINTEREST INCOME	19,846	30,027	58,713	86,272
Noninterest expenses:
Salaries and associate benefits	41,522	43,541	128,459	130,995
Credit and collections	8,773	8,056	25,361	24,359
Data processing	5,172	4,053	14,660	12,313
Occupancy	4,182	3,983	12,019	11,710
Other	18,361	15,313	44,193	40,604

TOTAL NONINTEREST EXPENSES	78,010	74,946	224,692	219,981

INCOME BEFORE INCOME TAX	127,911	100,982	364,596	289,929
Income tax	51,138	40,188	143,876	115,227

INCOME BEFORE MINORITY INTEREST	76,773	60,794	220,720	174,702
Minority interest in earnings of subsidiaries	10,252	6,122	28,199	22,251

NET INCOME	$66,521	$54,672	$192,521	$152,451

Earnings per common share:
Basic	$1.27	$1.05	$3.70	$2.94

Diluted	$1.26	$1.04	$3.65	$2.90

Weighted average number of common shares outstanding:
Basic	52,207,935	51,859,531	52,083,134	51,806,929

Diluted	52,886,618	52,510,834	52,746,532	52,528,983

Dividends declared	$0.15	$0.14	$0.45	$0.42

See accompanying notes to consolidated financial statements.

WESTCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)
	September 30, 2005	December 31, 2004
	(Dollars in thousands)
ASSETS
Cash	$93,222	$89,333
Interest bearing deposits with other financial institutions	32,158	4,177
Other short-term investments	285,000	125,000

Cash and due from banks	410,380	218,510
Restricted cash	550,183	417,833
Investment securities available for sale	164,984	119,811
Mortgage-backed securities available for sale	2,635,947	2,649,758
Loans receivable	13,222,321	12,135,748
Allowance for credit losses	(320,001)	(315,402)

Loans receivable, net	12,902,320	11,820,346
Interest receivable	85,436	79,825
Premises and equipment, net	73,391	76,526
Other assets	176,487	162,731

TOTAL ASSETS	$16,999,128	$15,545,340

LIABILITIES
Deposits	$2,317,405	$2,183,499
Notes payable on automobile secured financing	11,327,812	10,242,900
Federal Home Loan Bank advances	1,122,434	1,139,521
Subordinated debentures	296,074	295,321
Other liabilities	207,662	178,939

TOTAL LIABILITIES	15,271,387	14,040,180

Minority interest	196,824	165,484

SHAREHOLDERS’ EQUITY
Common stock (par value $1.00 per share; authorized 65,000,000 shares; issued and outstanding 52,251,061 shares at September 30, 2005 and 51,895,258 shares at December 31, 2004)	52,251	51,895
Paid-in capital	725,590	717,098
Retained earnings	776,602	606,987
Accumulated other comprehensive loss, net of tax	(23,526)	(36,304)

TOTAL SHAREHOLDERS’ EQUITY	1,530,917	1,339,676

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,999,128	$15,545,340

See accompanying notes to consolidated financial statements.

The following table presents information relative to the average balances and interest rates on an owned basis for the periods indicated:

	For the Three Months Ended September 30,
	2005			2004
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest earning assets:
Total investments:
Mortgage-backed securities	$2,596,121	$27,368	4.22%	$2,610,918	$25,828	3.96%
Other short-term investments	934,014	8,378	3.56	660,922	2,427	1.46
Investment securities	192,156	1,798	3.74	115,445	1,173	4.07
Interest earning deposits with others	52,911	40	0.30	5,668	14	0.98

Total investments	3,775,202	37,584	3.98	3,392,953	29,442	3.47
Total loans: (1)
Consumer loans	12,748,833	322,144	10.02	11,461,360	287,806	9.99
Mortgage loans	151,574	2,186	5.77	174,927	2,181	4.99
Commercial loans	168,048	2,799	6.52	116,178	1,628	5.48
Construction loans	29,789	509	6.68	13,944	181	5.08

Total loans	13,098,244	327,638	9.92	11,766,409	291,796	9.87

Total interest earning assets	$16,873,446	365,222	8.59	$15,159,362	321,238	8.43

Interest bearing liabilities:
Deposits	$2,255,371	21,110	3.71	$2,083,963	15,101	2.88
FHLB advances and other borrowings	990,907	8,772	3.47	638,999	1,937	1.19
Notes payable on automobile secured financing	11,511,409	101,587	3.53	10,722,274	89,869	3.35
Subordinated debentures	295,897	7,490	10.12	321,990	8,093	10.05

Total interest bearing liabilities	$15,053,584	138,959	3.68	$13,767,226	115,000	3.41

Net interest income and interest rate spread		$226,263	4.91%		$206,238	5.02%

Net yield on average interest earning assets			5.31%			5.41%

(1)	For the purpose of these computations, nonaccruing loans are included in the average amounts outstanding.

	For the Nine Months Ended September 30,
	2005			2004
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest earning assets:
Total investments:
Mortgage-backed securities	$2,594,732	$82,020	4.21%	$2,593,595	$72,666	3.74%
Other short-term investments	794,687	18,500	3.11	638,409	5,840	1.22
Investment securities	151,902	4,146	3.64	123,329	3,354	3.63
Interest earning deposits with others	44,541	128	0.39	5,740	31	0.74

Total investments	3,585,862	104,794	3.90	3,361,073	81,891	3.25
Total loans: (1)
Consumer loans	12,286,641	921,646	10.03	11,167,879	851,622	10.19
Mortgage loans	161,158	6,665	5.51	204,821	7,708	5.02
Commercial loans	159,785	7,610	6.28	106,169	4,371	5.41
Construction loans	25,592	1,261	6.49	7,817	288	4.83

Total loans	12,633,176	937,182	9.92	11,486,686	863,989	10.05

Total interest earning assets	$16,219,038	1,041,976	8.59	$14,847,759	945,880	8.51

Interest bearing liabilities:
Deposits	$2,203,380	59,099	3.59	$2,026,245	42,291	2.79
Securities sold under agreements to repurchase				10,894	94	1.13
FHLB advances and other borrowings	900,494	20,861	3.06	608,456	5,640	1.22
Notes payable on automobile secured financing	11,073,297	282,114	3.40	10,377,881	272,678	3.50
Subordinated debentures	295,663	22,462	10.13	365,619	27,368	9.98

Total interest bearing liabilities	$14,472,834	384,536	3.54	$13,389,095	348,071	3.49

Net interest income and interest rate spread		$657,440	5.05%		$597,809	5.02%

Net yield on average interest earning assets			5.43%			5.39%

(1)	For the purpose of these computations, nonaccruing loans are included in the average amounts outstanding.

WESTCORP AND SUBSIDIARIES
OTHER FINANCIAL DATA AND STATISTICAL SUMMARY

	Q3 2005	Q2 2005	Q1 2005	Q4 2004	Q3 2004
	(Dollars in thousands, except per share amounts)

Earnings:
Net interest income	$226,263	$214,250	$216,927	$209,949	$206,238
Provision for credit losses	40,188	37,699	48,978	61,078	60,337
Noninterest income	19,846	19,575	19,293	29,851	30,027
Noninterest expense	78,010	74,093	72,590	75,626	74,946
Income before taxes	127,911	122,033	114,652	103,096	100,982
Income taxes	51,138	47,099	45,639	40,571	40,188
Net income	66,521	65,318	60,682	55,510	54,672

Equity:
Earning per share — basic	$1.27	$1.25	$1.17	$1.07	$1.05
Earning per share — diluted	$1.26	$1.24	$1.15	$1.06	$1.04
Dividends per share	$0.15	$0.15	$0.15	$0.14	$0.14
Book value per share (period end) (1)	$29.75	$28.62	$27.52	$26.51	$25.55
Stock price per share (period end)	$58.90	$52.42	$42.25	$45.93	$42.52
Total equity to assets (2)	10.30%	10.14%	9.95%	9.92%	9.66%
Return on average equity (1)	17.47%	17.88%	17.31%	16.45%	16.82%
Average shares outstanding — diluted	52,886,618	52,680,870	52,597,731	52,573,953	52,510,834

Loan Portfolio:
Automobile contracts purchased	$2,070,694	$2,013,622	$1,782,414	$1,583,748	$1,799,106
Automobile contracts managed (period end)	$12,718,750	$12,307,454	$11,852,222	$11,560,890	$11,440,353
Number of accounts managed (period end)	941,616	919,722	895,377	876,695	869,038
Average automobile contracts managed	$12,376,118	$12,019,325	$11,702,544	$11,512,626	$11,268,695

Credit Quality:
Delinquency rate (30+ days)	2.15%	1.80%	1.53%	2.24%	2.24%
Repossessions to total contracts	0.05%	0.05%	0.05%	0.07%	0.06%
Net chargeoffs (annualized)	1.25%	1.15%	1.66%	2.01%	1.95%
Allowance to loans receivable	2.42%	2.49%	2.56%	2.60%	2.62%

Operations:
Total assets	$16,999,128	$16,544,234	$16,156,288	$15,545,340	$15,351,999
Noninterest expense to total revenues	31.70%	31.69%	30.73%	31.54%	31.72%

(1)	Excludes other comprehensive income

(2)	Excludes other comprehensive income and includes minority interest

WESTCORP AND SUBSIDIARIES
CUMULATIVE STATIC POOL LOSS CURVES (UNAUDITED)
At September 30, 2005
The following table sets forth the cumulative static pool losses by month for all outstanding public securitized pools:

Period (1)	2002-1	2002-2	2002-3	2002-4	2003-1	2003-2	2003-3	2003-4	2004-1	2004-2	2004-3	2004-4	2005-1	2005-2	2005-3

1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.01%	0.00%	0.02%	0.02%	0.01%	0.00%	0.00%	0.01%	0.00%	0.00%	0.02%	0.00%	0.00%	0.00%	0.01%
3	0.06%	0.03%	0.06%	0.07%	0.04%	0.02%	0.02%	0.03%	0.02%	0.03%	0.06%	0.04%	0.02%	0.02%	0.03%
4	0.15%	0.10%	0.14%	0.16%	0.11%	0.06%	0.06%	0.08%	0.06%	0.07%	0.13%	0.09%	0.06%	0.07%
5	0.29%	0.18%	0.27%	0.26%	0.18%	0.14%	0.13%	0.14%	0.11%	0.15%	0.21%	0.15%	0.13%	0.13%
6	0.43%	0.32%	0.44%	0.38%	0.29%	0.25%	0.23%	0.21%	0.19%	0.24%	0.30%	0.23%	0.20%	0.22%
7	0.60%	0.49%	0.57%	0.50%	0.41%	0.36%	0.32%	0.28%	0.27%	0.33%	0.40%	0.30%	0.28%	0.30%
8	0.84%	0.66%	0.70%	0.61%	0.53%	0.48%	0.40%	0.35%	0.34%	0.41%	0.50%	0.37%	0.38%
9	1.06%	0.82%	0.82%	0.78%	0.66%	0.59%	0.47%	0.44%	0.42%	0.51%	0.56%	0.45%	0.48%
10	1.28%	0.96%	0.96%	0.94%	0.80%	0.70%	0.55%	0.54%	0.52%	0.59%	0.64%	0.54%
11	1.48%	1.10%	1.10%	1.08%	0.93%	0.80%	0.62%	0.61%	0.59%	0.65%	0.69%	0.65%
12	1.67%	1.26%	1.24%	1.28%	1.06%	0.89%	0.71%	0.73%	0.67%	0.70%	0.77%	0.75%
13	1.82%	1.39%	1.38%	1.43%	1.21%	0.98%	0.80%	0.83%	0.75%	0.76%	0.87%
14	1.99%	1.51%	1.53%	1.59%	1.31%	1.08%	0.88%	0.93%	0.81%	0.83%	0.94%
15	2.14%	1.68%	1.70%	1.77%	1.40%	1.20%	0.97%	1.03%	0.88%	0.91%
16	2.27%	1.83%	1.88%	1.92%	1.50%	1.31%	1.07%	1.09%	0.93%	0.98%
17	2.45%	1.99%	2.03%	2.05%	1.60%	1.41%	1.16%	1.19%	1.00%	1.03%
18	2.62%	2.16%	2.15%	2.16%	1.70%	1.53%	1.25%	1.24%	1.06%
19	2.80%	2.31%	2.28%	2.25%	1.85%	1.66%	1.33%	1.30%	1.12%
20	2.99%	2.46%	2.41%	2.37%	1.99%	1.76%	1.40%	1.36%	1.18%
21	3.15%	2.60%	2.52%	2.49%	2.14%	1.87%	1.45%	1.42%
22	3.31%	2.72%	2.62%	2.62%	2.27%	1.95%	1.50%	1.47%
23	3.45%	2.86%	2.74%	2.73%	2.37%	2.02%	1.57%	1.54%
24	3.58%	2.95%	2.83%	2.84%	2.47%	2.09%	1.62%
25	3.69%	3.03%	2.96%	2.95%	2.57%	2.16%	1.69%
26	3.80%	3.13%	3.08%	3.06%	2.63%	2.21%	1.74%
27	3.92%	3.22%	3.21%	3.17%	2.68%	2.27%
28	4.02%	3.33%	3.31%	3.25%	2.73%	2.34%
29	4.12%	3.41%	3.41%	3.32%	2.78%	2.40%
30	4.22%	3.50%	3.48%	3.38%	2.85%
31	4.30%	3.58%	3.56%	3.43%	2.91%
32	4.39%	3.66%	3.62%	3.48%	2.93%
33	4.49%	3.73%	3.67%	3.55%
34	4.56%	3.78%	3.71%	3.61%
35	4.63%	3.84%	3.74%	3.63%
36	4.69%	3.86%	3.80%
37	4.74%	3.90%	3.84%
38	4.77%	3.93%	3.86%
39	4.80%	3.97%
40	4.84%	4.01%
41	4.87%	4.02%
42	4.91%
43	4.90%

Prime Mix (2)	70%	87%	85%	80%	80%	82%	84%	82%	82%	82%	81%	78%	78%	77%	76%

(1)	Represents the number of months since inception of the securitization.

(2)	Represents the original percentage of prime automobile contracts securitized within each pool.
# # #
Additional Information
The proposed merger of Westcorp with Wachovia will be submitted to Westcorp’s shareholders for their consideration and the proposed acquisition of WFS Financial by Wachovia, pursuant to the merger of WFS Financial with a new wholly owned subsidiary will be submitted to WFS Financial’s shareholders for their consideration. Wachovia has filed a registration statement, which includes a preliminary joint proxy statement-prospectus for each of Westcorp and WFS Financial, and each of Wachovia, Westcorp and WFS Financial may file other relevant documents concerning the proposed mergers with the SEC. The registration statement and preliminary joint proxy statement-prospectus are not yet final and will be further amended. Shareholders are urged to read the definitive joint proxy statement-prospectus when it is available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because those documents will contain important information about Wachovia, Westcorp, WFS Financial, the proposed mergers and transactions contemplated thereby and related matters. You can obtain a free copy of the definitive joint proxy statement-prospectus once it is available, as well as other filings containing information about Wachovia, Westcorp and WFS Financial, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at Wachovia’s website (http://www.wachovia.com) under the tab “Inside Wachovia — Investor Relations” and then under the heading “Financial Reports — SEC Filings”. Copies of the definitive joint proxy statement-prospectus once it is available, and SEC filings that are incorporated by reference therein, can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, (704)-374-6782; or to Westcorp or WFS Financial, Attn: Investor Relations, 23 Pasteur, Irvine, CA 92618, (949)-727-1002.
Wachovia, Westcorp and WFS Financial and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the shareholders of Westcorp and/or WFS Financial in connection with the proposed mergers. Information about the directors and executive officers of Wachovia is set forth in the proxy statement for Wachovia’s 2005 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 14, 2005. Information about the directors and executive officers of Westcorp is set forth in the proxy statement for Westcorp’s 2005 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2005, and information about the directors and executive officers of WFS Financial is set forth in the proxy statement for WFS Financial’s 2005 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2005. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive joint proxy statement-prospectus once it is available, regarding the proposed mergers. You may obtain free copies of these documents as described in the preceding paragraph.